SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                  July 24, 2003
                                (Date of report)

                        Cedric Kushner Promotions, Inc.
             (Exact Name of Registrant as Specified in its Charter)



        Delaware                  0-25563                      65-0648808
        --------                  -------                      ----------
(State of Incorporation)   (Commission File Number)         (IRS Employer ID)


                       1414 Avenue of Americas, Suite 1402
                               New York, NY 10019
                    (Address of principal executive offices)


                 (212) 755-1944 (Registrant's telephone number,
                              including area code)

Item 4. Changes in Registrant's Certifying Accountant.

     On July 22, 2003, Cedric Kushner Promotions, Inc. (the "Company") notified Marcum & Kliegman LLP ("Marcum"), its independent public accountants, that the Company was terminating its services, effective as of that date. The Company's Board of Directors, Chairman of the Audit Committee and the outside Director members of the Audit Committee recommended and approved such decision.

     Marcum was engaged as the Company's independent auditor on April 4, 2003. Since that date and any subsequent interim periods preceding the date of resignation, the Company and Marcum had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Marcum, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement in connection with any report Marcum might have issued. Furthermore, none of Marcum's reports on the Company's consolidated financial statements contained an adverse opinion, disclaimer of opinion, or modification or qualification of opinion, except that Marcum's report on the consolidated financial statements for the year ended December 31, 2002 contains an explanatory paragraph indicating that there is substantial doubt as to the Company's ability to continue as a going concern. In addition, to the foregoing, on May 20, 2003, at approximately 9:45 p.m., the Company filed its Form 10-KSB for the period ended December 31, 2002 with the Securities and Exchange Commission. Prior to making its filing, BDO Seidman, LLP ("BDO"), the Company's former auditor, informed the Company that all of their comments on the 10-KSB must be addressed prior to filing or the Company would not have their approval to include BDO's opinion on the December 31, 2001 audit. Also, prior to such filing, Marcum orally advised the Company and confirmed said conversation by transmitting an e-mail to the Company, that was electronically dated at 6:46 p.m., that they had not had the opportunity to review the latest draft of the Company's Form 10-KSB and as such were not in a position to authorize the filing with the inclusion of their audit opinion. Prior to and after such communications, the Company and representatives of Marcum and BDO continued their efforts to address any outstanding comments that were required to complete the audit of the Company's consolidated financial statements and to obtain the approval of said accountants in connection with the filing of the Form 10-KSB and to the inclusion of their reports therein.

     Thereafter, on May 21, 2003, both Marcum and BDO notified the Company that certain of their requested comments and changes that were provided to the Company were not included in the filing that was made. In addition, the accountants also notified the Company that they had not provided their approvals with respect to said filing, and that they did not authorize the inclusion of their reports with respect to the Company's consolidated financial statements.

     In light of the foregoing, the Company undertook a review of the events surrounding the filing, and has concluded that the filing was made without the authority and approval of the accountants. In addition, the Company has concluded that, in accordance with its filing and other disclosure obligations under the Securities Exchange Act of 1934, it was in the best interest of all parties concerned to prepare and file a Form 10-KSB/A which omits the auditors' reports contained in the original Form 10-KSB filed on May 20, 2003.

     An amended Form 10-KSB/A was filed on May 23, 2003 without the reports of the Company's independent certified public accountants with respect to the Company's consolidated financial statements. In addition, the Company filed Form 8-K on the same day. Further, the Company began aggressively seeking to have the amended report reviewed by the accountants and to have the accountants provide any additional comments required to complete their reports and to provide their approvals in connection with the filing.

     A further and final amended Form 10-K/SB was filed on June 27, 2003 with the reports of the Company's independent certified public accountants with respect to the Company's consolidated financial statements.

     On July 24, 2003, the Company engaged Wolinetz, Lafazan & Company, PC ("Wolinetz"), as its independent public accountants. The Company did not previously consult with Wolinetz regarding any matter, including but not limited to:

          o the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or

          o any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-B).



ITEM 7. Exhibits

     Exhibit 16. Letter on change by certifying accountant -- a letter from the former accountant, Marcum & Kliegman, LLP, dated July __ 2003, to this revised disclosure is attached hereto.

                                    SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

                  Cedric Kushner Promotions, Inc. (Registrant)

July 24, 2003




                              /s/ James DiLorenzo
                              By: James DiLorenzo
                              Executive Vice President